Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2009 RESULTS

Easley, SC – (MARKET WIRE) – March 30, 2009 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the fourth quarter and year ended December 31, 2009.

Financial Highlights:

•	Product mix and cost control efforts improve Q4 2009 gross profit $0.7 million or 39% against single-digit decline in sales.

•	Q4 2009 operating income and net loss improved by $0.5 million over Q4 2008.

•	Q4 2009 EBITDA increased $0.6 million or 488% over Q4 2008.

•	Improved Q4 results compared to prior year’s Q4 hold 2009 in profitable territory.

•	Year 2009 Software Applications Segment revenues improve 10%, reducing the impact of challenging spending environment in 2009 on Technology Solutions.

Financial Results - Fourth Quarter 2009:

For the quarter ended December 31, 2009, revenues totaled approximately $11.3 million, a decrease of approximately $1.0 million or 8% from the fourth quarter of 2008, primarily from a decrease in infrastructure sales within our Technology Solutions Segment.

Gross profit for the fourth quarter of 2009 was approximately $2.5 million, an increase of approximately $0.7 million or 39% over the fourth quarter of 2008, primarily from improved product mix with increased recurring revenues in our software segment and higher margin engineering and delivery services in our technology segment.

Operating income for the fourth quarter of 2009 was approximately $0.1 million, an increase of approximately $0.5 million or 116% over the fourth quarter of 2008, driven by the improvement in gross profit.

CSI posted a net loss of approximately $7 thousand for the fourth quarter of 2009, compared to a net loss of $0.5 million for the fourth quarter of 2008. Due to the seasonality of CSI’s business, the fourth and first quarters are traditionally the lowest performing quarters in its fiscal year.

CSI’s EBITDA was approximately $0.7 million for the fourth quarter of 2009, an increase of approximately $0.6 million or 488% over the fourth quarter of 2008. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income which follows.)

Nancy Hedrick, Chief Executive Officer of CSI, stated, “We are pleased with a near break-even performance for what is traditionally one of our two lowest quarters, and compared to a significant loss in the same period of the prior year. Our performance over the last nine months is evidence of our team’s ability to come back from an initial loss position and achieve profitability in a challenging economic environment.”

Financial Results – Fiscal Year 2009:

For the year ended December 31, 2009, revenues totaled $51.8 million, a decrease of $6.9 million or 12% from the 2008 fiscal year. The decrease was driven by an 18% decrease in our Technology Solutions Segment, primarily from lower infrastructure solutions sales and services, partially offset by a 10% increase in our Software Applications Segment, from increasing recurring revenues and added revenues from our acquisitions in the spring and summer of 2008.

Gross profit for 2009 was approximately $11.3 million, a decrease of $1.5 million or 12% from the 2008 fiscal year, primarily from the decrease in technology solutions sales, partially offset by an improvement in software applications gross profit.

Operating income for 2009 was approximately $1.0 million: a decrease of approximately $2.0 million or 66% compared to the 2008 fiscal year, primarily from the decline in gross profit and increased research and development spending in the software segment related to new product development which management believes will benefit future periods.

Net income for 2009 was approximately $0.3 million or $0.05 per basic share and $0.02 per diluted share, as compared to net income of approximately $1.3 million, or $0.25 per basic share and $0.11 per diluted share for the 2008 fiscal year.

EBITDA, or earnings before interest, income taxes, depreciation and amortization for 2009 was approximately $3.5 million, a decrease of $1.6 million or 32% compared to the 2008 fiscal year. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income which follows.)

“While 2009 proved to be a challenging year, we are pleased to have ended profitably. Without any acquisitions aligning, we took the opportunity to use our improved cash flow from operations to pay down our revolving loan. This has put us in a solid financial position as we move further into 2010, with continued caution,” stated Nancy Hedrick, CEO. “CSI finished the latter half of 2009 with improved profitability and EBITDA that exceeded our expectations. This performance was a demonstration of the hard work and dedication of our team to persevere through adverse economic conditions. While the timing and impact of any recovery on our marketplace and the impact on our top-line remains uncertain, we are encouraged by the continued interest we have seen in our solutions in Q1 2010, despite a challenging budget environment for our government and education customer base. Due to this and our cost reduction efforts, we believe our bottom-line results for Q1 2010 will be improved over the prior year, much as we saw for the fourth quarter for 2009 compared to the 2008 fourth quarter.”

Conference Call Reminder for Today

The Company will host a conference call today, Tuesday, March 30, 2010 at 4:15 Eastern Time to discuss the Company’s financial and operational results for year ended December 31, 2009.

Conference Call Details

Date: Tuesday, March 30, 2010

Time: 4:15 p.m. (EST)

Dial-in Number: 1-877-941-8418

International Dial-in Number: 1-480-629-9809

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 30 days, until April 29, 2010. To listen to the replay, dial 1-800-406-7325 if calling within the U.S., 1-303-590-3030 if calling internationally and enter the pass code 4265639.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until April 29, 2010 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI software solutions have established the Company as a major software provider in the southeast education market including through its award winning financial management solutions for the education and local government market sectors. CSI’s Version3 products, which include identity and access management and cloud-based communication and collaboration solutions expand CSI’s presence beyond the southeast and internationally.

The CSI 21st Century Connected School solution has established the Company as a major technology provider to the southeast education market. CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions. CSI financial management applications and the 21st Century Connected School solutions have been a significant factor in nearly doubling company revenue in the past three years to over $50 million and increasing education revenue contribution to approximately 90% of total revenue.

The CSI solution portfolio encompasses proprietary financial management software specialized for the public sector, lesson planning and identity and access management software, cloud-based communication and collaboration solutions, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and managed services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)	For the Quarter Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
REVENUES
Software Applications Segment	$4,222	$3,440	$14,904	$13,559
Technology Solutions Segment	7,140	8,928	36,913	45,144

Net sales and service revenue	11,362	12,368	51,817	58,703

COST OF SALES
Software Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	2,595	2,016	8,512	7,473
Depreciation	34	30	121	110
Amortization of capitalized software costs	419	437	1,552	1,381
Capitalization of software costs	(386)	(179)	(1,088)	(919)

Total Software Applications Segment cost of sales	2,662	2,304	9,097	8,045

Technology Solutions Segment
Cost of sales, excluding depreciation	6,155	8,208	31,276	37,721
Depreciation	25	29	104	119

Total Technology Solutions Segment cost of sales	6,180	8,238	31,380	37,840

Total cost of sales	8,842	10,542	40,477	45,885

Gross profit	2,520	1,826	11,340	12,818

OPERATING EXPENSES
Research and development	59	—	311	—
Selling costs	1,188	1,163	4,797	4,693
Marketing costs	53	134	425	438
Stock based (non-employee wage) compensation	28	5	165	19
Acquisition costs	—	7	2	53
Professional and legal compliance costs	127	96	505	434
Depreciation and amortization	158	176	642	546
Other general and administrative expenses	831	724	3,457	3,608

Total operating expenses	2,444	2,305	10,304	9,791

Operating income (loss)	76	(479)	1,036	3,027

OTHER INCOME (EXPENSE)
Interest income	—	—	—	1
Interest expense	(86)	(166)	(388)	(574)
Loss on disposal of property and equipment	—	(72)	(4)	(76)

Net other expense	(86)	(238)	(392)	(649)

Income before income taxes	(10)	(717)	644	2,378
INCOME TAX EXPENSE (BENEFIT)	(3)	(170)	354	1,036

NET INCOME (LOSS)	$(7)	$(547)	$290	$1,342

BASIC EARNINGS (LOSS) PER SHARE	$—	$(0.03)	$0.05	$0.25

DILUTED EARNINGS (LOSS) PER SHARE	$—	$(0.03)	$0.02	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING:
— Basic	6,436	6,435	6,401	5,380

— Diluted	14,139	14,029	14,105	12,661

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	7,587	13,862
Inventories	2,628	1,552
Prepaid expenses	140	98
Taxes receivable	32	223

Total current assets	10,387	15,735

PROPERTY AND EQUIPMENT, net	732	898
COMPUTER SOFTWARE COSTS, net	2,573	3,001
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,647	2,970

Total assets	$18,770	$25,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,229	$3,644
Deferred revenue	7,790	6,696
Deferred tax liability	445	421
Current portion of notes payable	505	447
Subordinated notes payable to shareholders	1,750	1,950

Total current liabilities	12,719	13,158

LONG-TERM DEFERRED TAX LIABILITY, net	144	329
NOTES PAYABLE, less current portion	—	515
BANK LINE OF CREDIT	—	5,634

Total liabilities	12,863	19,636

SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,448 and 6,381 shares issued and outstanding, respectively	6	6
Additional paid-in capital	9,075	8,884
Accumulated deficit	(3,153)	(3,443)
Unearned stock compensation	(28)	(55)

Total shareholders’ equity	5,907	5,399

Total liabilities and shareholders’ equity	$18,770	$25,035

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2007	$5	$7	$7,401	$(4,785)	$(131)	$2,497

Issuance of common stock, ICS acquisition	—	—	230	—	—	230
Issuance of common stock, Version3 acquisition	1	—	1,243	—	—	1,244
Issuance of stock options	—	—	19	—	(19)	—
Forfeiture of stock options	—	—	(9)	—	9	—
Stock based compensation	—	—	—	—	86	86
Net income for the year ended December 31, 2008	—	—	—	1,342	—	1,342

Balances at December 31, 2008	6	7	8,884	(3,443)	(55)	5,399

Issuance of common stock	—	—	46	—	—	46
Issuance of stock options	—	—	51	—	(51)	—
Issuance of warrants, DC Consulting	—	—	94	—	—	94
Stock based compensation	—	—	—	—	78	78
Net income for the year ended December 31, 2009	—	—	—	290	—	290

Balances at December 31, 2009	$6	$7	$9,075	$(3,153)	$(28)	$5,907

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	For the Years Ended December 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$290	$1,342
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	2,419	2,156
Stock compensation expense	218	86
Deferred income tax benefit	(161)	(77)
Loss on disposal of property and equipment	4	76
Changes in deferred and accrued amounts net of effects from Payments for acquisitions
Accounts receivable	6,275	(5,165)
Inventories	(1,076)	(1,077)
Prepaid expenses and other assets	(42)	(55)
Accounts payable	(1,415)	(386)
Deferred revenue	1,094	1,235
Income tax receivable	191	(46)

Net cash provided by (used for) operating activities	7,797	(1,911)

INVESTING ACTIVITIES
Purchases of property and equipment	(350)	(594)
Proceeds from disposal of property and equipment	—	449
Capitalization of computer software	(1,124)	(1,067)
Purchase of computer software	(32)	—
Payments for acquisitions	—	(1,551)

Net cash used for investing activities	(1,506)	(2,763)

FINANCING ACTIVITIES
Net borrowings (repayments) under line of credit	(5,634)	5,059
Borrowings under notes payable	—	666
Repayments of notes payable	(657)	(1,051)

Net cash (used for) provided by financing activities	(6,291)	4,674

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$488	$577
Income taxes	$311	$1,159

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Reconciliation of net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$(5)	$(545)	$290	$1,342
Adjustments:
Income tax expense (benefit)	(3)	(170)	354	1,036
Interest expense, net	86	166	388	574
Depreciation and amortization of property, equipment, and intangible assets (excluding software development costs)	216	235	867	775
Amortization of software development costs	419	437	1,552	1,381

EBITDA	713	123	3,451	5,108

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	28	5	165	19

Adjusted (Financing) EBITDA	$741	$128	$3,616	$5,127

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com

Investor Contact: Daniel Conway

DC Consulting, LLC

(407)792-3332

investorinfo@dcconsultingllc.com